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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT



         We consent to the use in this Pre-effective Amendment No. 4 to Form S-3 on Form SB-2 to Registration Statement No. 333-103051 of Blue River Bancshares, Inc. of our report dated March 17, 2003 (September 22, 2003 with respect to Note
16) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in the accounting for goodwill, to letters received from the Office of Thrift Supervision ("OTS") which designated the Company and its wholly-owned subsidiary Shelby County Bank to be in "troubled condition" subjecting the Company and Shelby County Bank to various restrictions as determined by the OTS and the subsequent receipt of letters from the Office of Thrift and Supervision stating that the restrictions no longer apply.) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



Deloitte & Touche LLP
Indianapolis, Indiana
September 29, 2003